Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of 1st November 2017, by and between ICZOOM Group Inc., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”) and Lei Xia, an individual with U.S. passport number 488572859 (the “CEO”).

RECITALS

WHEREAS, the Company desires to employ the executive the Chief Executive Officer -CEO and to assure itself of the services of the Chief Executive Officer during the term of Employment (as defined below) and under the terms and conditions of the Agreement;

WHEREAS, the Executive, (here in after known as the Chief Executive Officer) desires to be employed by the Company during the term of Employment and under the terms and conditions of the Agreement;

1.	EMPLOYMENT

The Company hereby agrees to employ the Chief Executive Officer and the Chief Executive Officer hereby accepts such employment, on the terms and conditions hereinafter set forth (the “Employment”).

2.	TERM

Subject to the terms and conditions of the Agreement, the initial term of the Employment shall be 36 months, commencing on 1st November, 2017) (the “Effective Date”) and ending on 31th October, 2020 (the “Initial Term”), unless terminated earlier pursuant to the terms of the Agreement. Upon expiration of the Initial Term of the Employment, the Employment shall be automatically extended for successive periods of 24 months each (each, an “Extension Period”) unless either party shall have given 30 days advance written notice to the other party, in the manner set forth in Section 18 below, prior to the end of the Extension Period in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be (the period during which this Agreement is effective being referred to hereafter as the “Term”).

3.	POSITION AND DUTIES

(a)

During the Term, the Chief Executive Officer shall serve as the Chief Executive Officer of the Company or in such other position or positions with a level of duties and responsibilities consistent with the foregoing with the Company and/or its subsidiaries and affiliated entities as the board of directors of the Company (the “Board”) may specify from time to time and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Chief Executive Officer serves hereunder and as assigned by the Board, or with the Board’s authorization, by the Company’s Chief Executive Officer.

(b)

The Chief Executive Officer agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the “Group”) and as a member of any committees of the board of directors of any such entity, provided that the Chief Executive Officer is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of any member of the Group.

(c)

The Chief Executive Officer agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the “Group”) and as a member of any committees of the board of directors of any such entity, provided that The Chief Executive Officer is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of any member of the Group.

4.	NO BREACH OF CONTRACT

The Chief Executive Officer hereby represents to the Company that: (i) the execution and delivery of the Agreement by The Chief Executive Officer and the performance by The Chief Executive Officer of The Chief Executive Officer’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which The Chief Executive Officer is a party or by which The Chief Executive Officer is otherwise bound, except that The Chief Executive Officer does not make any representation with respect to agreements required to be entered into by and between The Chief Executive Officer and any member of the Group pursuant to the applicable law of the jurisdiction in which The Chief Executive Officer is based, if any; (ii) that The Chief Executive Officer is not in possession of any information (including, without limitation, confidential information and trade secrets) the knowledge of which would prevent The Chief Executive Officer from freely entering into the Agreement and carrying out his/her duties hereunder; and (iii) that The Chief Executive Officer is not bound by any confidentiality, trade secret or similar agreement with any person or entity other than any member of the Group.

5.	LOCATION

The Chief Executive Officer will be based in China (including Hong Kong) or any other location selected by the Chief Executive Officer at his convenience of work during the Term.

6.	COMPENSATION AND BENEFITS

(a)

Cash Compensation. As compensation for the performance by The Chief Executive Officer of his/her obligations hereunder, during the Term, the Company shall pay The Chief Executive Officer cash compensation (exclusive of the statutory benefit contributions that the Company is required to set aside for the Chief Executive Officer under applicable law), subject to annual review and adjustment by the Board or any committee designated by the Board. The remuneration of The Chief Executive Officer shall be US72,000 per year, (U.S.6,000 per month). The compensation (US 6,000 per month) shall be paid in USD by one of the Group’s affiliate located outside Mainland China. The above monthly compensation shall be paid on no later than the 5th day of next month.

(b)

Equity Incentives. During the Term, the Chief Executive Officer shall be eligible to participate, at a level comparable to similarly situated other executive of the Company, in such long-term compensation arrangements as may be authorized from time to time by the Board, including any share incentive plan.

(c)

Benefits. During the Term, the Chief Executive Officer shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated Executive—CFOs, including, but not limited to, any retirement plan, medical insurance plan and travel/holiday policy, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall reimburse all business related expenses includes but not limited to hotel, transportation and etc. The Company has to insurance on the responsibility for the Chief Executive Officer.

7.	TERMINATION OF THE AGREEMENT

The Employment may be terminated as follows:

(a)

Disability. The Employment shall terminate if the Chief Executive Officer has a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders the Chief Executive Officer unable to perform the essential functions of his/her position at the Company, even with reasonable accommodation that does not impose an undue burden on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period shall apply.

(b)

Good Reason. the Chief Executive Officer may terminate his/her employment hereunder for “Good Reason” upon the occurrence, without the written consent of The Chief Executive Officer, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten business days after written notice thereof has been given by the Chief Executive Officer to the Company setting forth in sufficient detail the conduct or activities the Chief Executive Officer believes constitute grounds for Good Reason, including but not limited to:

the failure by the Company to pay to the Chief Executive Officer any portion of The Chief Executive Officer’s current compensation or to pay to The Chief Executive Officer any portion of an instalment of deferred compensation under any deferred compensation program of the Company, within 5 business days of the date such compensation is due; or

any material breach by the Company of this Agreement.

(c)

Notice of Termination. Any termination of The Chief Executive Officer’s employment under the Agreement shall be communicated by written notice of termination (“Notice of Termination”) from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of the Agreement relied upon in effecting the termination.

(d)	Compensation upon Termination.

(1)

Death. If The Chief Executive Officer’s employment is terminated by reason of The Chief Executive Officer’s death, the Company shall have no further obligations to the Chief Executive Officer under this Agreement and The Chief Executive Officer’s benefits shall be determined under the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect in accordance with the terms of such plans and programs.

(2)

By Company without Cause or by the Chief Executive Officer for Good Reason. If the Chief Executive Officer’s employment is terminated by the Company other than for Cause or by the Chief Executive Officer for Good Reason, the Company shall (i) continue to pay and otherwise provide to the Chief Executive Officer, during any notice period, all compensation, base salary and previously earned but unpaid incentive compensation, if any, and shall continue to allow the Chief Executive Officer to participate in any benefit plans in accordance with the terms of such plans during such notice period; and (ii) pay to The Chief Executive Officer, in lieu of benefits under any severance plan or policy of the Company, any such amount as may be agreed between the Company and The Chief Executive Officer.

(3)

By Company for Cause or by the Chief Executive Officer other than for Good Reason. If The Chief Executive Officer’s employment shall be terminated by the Company for Cause or by the Chief Executive Officer other than for Good Reason, the Company shall pay the Chief Executive Officer his/her base salary at the rate in effect at the time Notice of Termination is given through the Date of Termination, and the Company shall have no additional obligations to the Chief Executive Officer under this Agreement.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-Disclosure.

(1)

The Chief Executive Officer acknowledges and agrees that: (A) The Chief Executive Officer holds a position of trust and confidence with the Company and that his/her employment by the Company will require that The Chief Executive Officer have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; user base personal data, programs, software and source codes, licensing information, personnel information, advertising client information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); and (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business.

(b)

Third Party Information in the Company’s Possession. The Chief Executive Officer recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Chief Executive Officer agrees that The Chief Executive Officer owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in strict confidence and not to disclose such information to any person or firm, or otherwise use such information, in a manner inconsistent with the limited purposes permitted by the Company’s agreement with such third party.

9.	NON-COMPETITION AND NON-SOLICITATION

(a)

Non-Competition. In consideration of the compensation provided to The Chief Executive Officer by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, The Chief Executive Officer agrees that during the Term and for a period of six months following the termination of the Employment for whatever reason, The Chief Executive Officer shall not engage in Competition (as defined below) with the Group. For purposes of this Agreement, “Competition” by The Chief Executive Officer shall mean The Chief Executive Officer’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting The Chief Executive Officer’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with the Group in the Business; provided, however, it shall not be a violation for The Chief Executive Officer to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a publicly traded corporation in Competition with the Group, provided that The Chief Executive Officer does not otherwise participate in the business of such corporation.

(b)

Non-Solicitation; Non-Interference. During the Term and for a period of six months following the termination of The Chief Executive Officer’s employment for any reason, The Chief Executive Officer agrees that he/she will not, directly or indirectly, for The Chief Executive Officer’s benefit or for the benefit of any other person or entity, do any of the following:

(1)	solicit or seek to solicit from any customer doing business with the Group during the Term business of the same or of a similar nature to the Business;

(2)

solicit or seek to solicit from any known potential customer of the Group business of the same or of a similar nature to that which, whether or not has been the subject of a known written or oral bid, offer or proposal by the Group, or of substantial preparation with a view to making such a bid, proposal or offer;

(3)	solicit or seek to solicit the employment or services of, or hire or engage, any person who is employed or engaged by the Group;

(4)

assume employment with or provide services to any competitors of the Group, or engage, whether as principal, partner, licensor or otherwise, any of the Group’s competitors, without the Group’s prior written consent; or

otherwise interfere with the business or accounts of the Group, including, but not limited to, with respect to any relationship or agreement between the Group and any vendor or supplier.

10.	ENTIRE AGREEMENT

The Agreement constitutes the entire agreement and understanding between The Chief Executive Officer and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Chief Executive Officer acknowledges that he/she has not entered into the Agreement in reliance upon any representation, warranty or undertaking which is not set forth in the Agreement.

11.	GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the law of the State of New York, U.S.A.

12.	COUNTERPARTS

The Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the Agreement has been executed as of the date first written above.

COMPANY:	ICZOOM Group Inc. a Cayman Islands exempted company

	By:	/s/ Duanrong Liu
	Title:	Director

EXECUTIVE –CEO:
/s/ Lei Xia
Name: Lei Xia